As filed with the Securities and Exchange Commission on November 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Generac Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5654756

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

S45 W29290 Hwy 59

Waukesha, Wisconsin 53189

(Address of Principal Executive Offices) (Zip Code)

GENERAC HOLDINGS INC.

AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

(Full title of the plan)

Raj Kanuru

Executive Vice President, General Counsel, and Secretary

Generac Holdings Inc. S45 W29290 Hwy 59

Waukesha, Wisconsin 53189 (262) 544-4811

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The stockholders of Generac Holdings Inc. (the “Company”) approved the Generac Holdings Inc. Amended and Restated 2019 Equity Incentive Plan (the “Amended and Restated Plan”) on June 13, 2024. The purpose of this Registration Statement is to register 3,900,000 additional shares of Common Stock, $0.01 par value, of the Company in connection with the Amended and Restated Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Company’s prior Registration Statement on Form S-8 (Reg. No. 333-233050) is incorporated by reference into this Registration Statement, except to the extent amended or superseded by the information set forth in this Registration Statement.

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”), including information specifically incorporated by reference into the 2023 Annual Report from the Company’s definitive proxy statement on Schedule 14A for the Company’s 2024 Annual Meeting of Stockholders filed with the Commission on April 29, 2024.

(2)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024.

(3)	The Company’s Current Reports on Form 8-K filed with the Commission on June 17, 2024, July 5, 2024, July 31, 2024, and October 31, 2024.

(4)

The description of the Company’s Common Stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and any amendment or report filed for the purpose of further updating such description.

Item 5. Interests of Named Experts and Counsel.

Mr. Kanuru, Executive Vice President, General Counsel and Secretary of the Company, has given his opinion about certain legal matters affecting the shares of the Company’s Common Stock registered under this Registration Statement. Mr. Kanuru is eligible to participate in the Company’s equity compensation plans, including the Amended and Restated Plan and, as of November 5, 2024, he was the beneficial owner of 13,925 shares of the Company’s Common Stock.  Mr. Kanuru does not have any options or units to acquire shares of the Company’s Common Stock that will vest within sixty days of November 5, 2024.

Item 8.  Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

EXHIBIT INDEX

4.1

Third Amended and Restated Certificate of Incorporation of Generac Holdings Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).

4.2	Amended and Restated Bylaws of Generac Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2023).

5	Opinion of Raj Kanuru, EVP, General Counsel, and Secretary (filed herewith).

10.1

Generac Holdings Inc. Amended and Restated 2019 Equity Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A of the Company filed with the Commission on April 29, 2024).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Raj Kanuru, EVP, General Counsel, and Secretary (included in Exhibit 5).

24	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukesha, State of Wisconsin, on November 5, 2024.

GENERAC HOLDINGS INC.

By:	/s/ Aaron P. Jagdfeld
Aaron Jagdfeld
Chairman, President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 5, 2024. Each person whose signature appears below hereby constitutes and appoints each of Joe Kavalary and Raj Kanuru, with full power to each to act without the other, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of common stock of Generac Holdings Inc. pursuant to the Generac Holdings Inc. Amended and Restated 2019 Equity Incentive Plan, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such other authorities as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Name	Title

/s/ AARON P. JAGDFELD	Chairman, President and Chief Executive Officer
Aaron P. Jagdfeld	(Principal Executive Officer)

/s/ YORK A. RAGEN	Chief Financial Officer and Chief Accounting Officer
York A. Ragen	(Principal Financial and Accounting Officer)

/s/ BENNETT J. MORGAN	Lead Director
Bennett J. Morgan

/s/ MARCIA J. AVEDON	Director
Marcia J. Avedon
Director
/s/ JOHN D. BOWLIN
John D. Bowlin	Director

/s/ ROBERT D. DIXON	Director
Robert D. Dixon
Director
/s/ WILLIAM D. JENKINS, JR.
William D. Jenkins, Jr.	Director

/s/ ANDREW G. LAMPEREUR	Director
Andrew G. Lampereur
Director
/s/ NAM T. NGUYEN
Nam T. Nguyen	Director

/s/ DAVID A. RAMON	Director
David A. Ramon
Director
/s/ KATHRYN V. ROEDEL
Kathryn V. Roedel	Director

/s/ DOMINICK P. ZARCONE	Director
Dominick P. Zarcone